Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jennifer Sniderman
717-534-7556	717-534-6275

Hershey Reports First-Quarter Results;
Reaffirms 2018 Earnings, Refines Sales Outlook

HERSHEY, Pa., April 26, 2018 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 1, 2018, and refined its 2018 financial outlook:

•	Consolidated net sales were $1,972.0 million, an increase of 4.9% versus the first quarter of 2017.

•	Acquisitions and foreign currency exchange rates were a 3.4 point and 0.5 point benefit to net sales, respectively.

•	Reported net income for the first quarter of 2018 was $350.2 million or $1.65 per share-diluted.

•	Adjusted earnings per share-diluted was $1.41, an increase of 8.5% versus the year ago period.

•
Full-year reported net sales are expected to increase towards the lower end of the previously communicated range of 5% to 7%, as the company implements new initiatives to reduce complexity and improve margins.

•	The net impact of acquisitions and divestitures is estimated to be approximately 5 points.

•	The impact of foreign currency exchange rates is estimated to be negligible.

•	Full-year reported earnings per share-diluted are expected to be in the $4.73 to $4.98 range, an increase of $0.02 versus initial guidance.

•
Full-year adjusted earnings per share-diluted reaffirmed in the $5.33 to $5.43 range, an increase of 14% to 16% versus 2017, including accretion from the Amplify acquisition, the benefit of U.S. tax reform, and the impact of revising the company’s adjusted earnings in connection with the adoption of a recent pension accounting change.

“First-quarter net sales and earnings per share were in line with our expectations as we continue to make progress in our key strategic focus areas,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We continue to drive growth in our core chocolate brands. The Amplify acquisition is on track and delivering accelerated earnings accretion in 2018. We are transforming the international business model, delivering another quarter of profitable growth. And despite heightened cost pressures, we continue to invest in the business and deliver strong earnings growth.”
Reported net income for the first quarter of 2018 was $350.2 million or $1.65 per share-diluted, compared to $125 million or $0.58 per share-diluted for the first quarter of 2017. As described in the Note below, for the first quarter of 2018, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $51.9 million, or $0.24 per share-diluted. For the first quarter of 2017, items impacting comparability totaled $212.2 million, or $0.72 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $298.0 million, or $1.41 per share-diluted, for the first quarter of 2018, compared to $279.3 million, or $1.30 per share-diluted, for the same period of 2017. Reported gross margin of 49.4% for the first quarter of 2018 represented an increase of 100 basis points versus the first quarter of 2017, while reported operating profit of $480.5 million in the first quarter of 2018 resulted in operating margin of 24.4%. The effective tax rate in the first quarter of 2018 was 21.9%, including the impact of U.S. tax reform.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
Derivative Mark-to-Market Gains	$(96.3)	$(17.1)	$(0.41)	$(0.09)
Business Realignment Activities	16.0	47.0	0.06	0.17
Acquisition-Related Costs	27.9	0.3	0.11	—
Long-Lived Asset Impairment Charges	—	208.7	—	0.76
Noncontrolling Interest Share of Business Realignment and Impairment Charges	0.5	(26.7)	—	(0.12)
Total	$(51.9)	$212.2	$(0.24)	$0.72

First-Quarter Performance
Consolidated net sales were $1,972.0 million in the first quarter of 2018 versus $1,879.7 million in the year ago period. Excluding a foreign currency translation contribution of 0.5 points, net sales increased 4.4% versus the year ago period. Acquisitions were a 3.4 point benefit, volume was a 2.4 point contribution and net price realization was a 1.4 point headwind.
Adjusted gross margin was 44.9% in the first quarter of 2018 compared to 47.5% in the first quarter of 2017, a decline of 260 basis points. The company had anticipated gross margin contraction in the first quarter due to higher freight and logistics costs, as well as incremental investments in trade and packaging, however the gross margin result was below expectations driven by unfavorable mix, cost of complexity and higher input costs.
Advertising and related consumer marketing expense increased on core confection brands in North America but was offset by spend optimization and shifts within emerging brands and international, resulting in an overall decline of 5.3% in the first quarter of 2018 versus the same period last year. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 3.6% in the first quarter of 2018. The company continued to reduce its foundational cost structure, but that benefit was more than offset by costs relating to the Amplify acquisition and continued investment in the multi-year implementation of its enterprise resource planning (ERP) system. As a result, consolidated adjusted operating profit of $428.1 million in the first quarter of 2018 declined 1.8% versus the first quarter of 2017.
As anticipated, the first-quarter 2018 adjusted tax rate of 24.9% declined versus the prior year period due to the recently passed U.S. Tax Cuts and Jobs Act of 2017.

2018 Outlook
“We have a strong track record of consistently delivering earnings without compromising key business initiatives and investments, and we plan to do so again this year,” Buck continued. “We are taking swift action to mitigate the cost headwinds that many in the industry are facing. We believe our focus on in-year margin improvement will benefit the company over the long term and enable us to achieve our goals. We are excited about our brand activations, innovation, and in store merchandising for the rest of the year and believe these activities will drive consumer engagement and growth across our portfolio.”
In 2018, the company estimates net sales to increase towards the lower end of the previously communicated range of 5% to 7%, including an approximate 5 point benefit from the Amplify acquisition. This reflects the impact of new initiatives to reduce complexity and improve margins in the second half of the year, including the expansion of the company’s SKU rationalization program to the United States. Foreign currency exchange impact is expected to be negligible.
For the full year, the company expects adjusted gross margin to decrease around 125 basis points versus its previous outlook of about the same year over year. Compared to 2017, increased productivity and cost savings initiatives are expected to be offset by unfavorable sales mix, freight and logistics inflation, previously announced packaging initiatives, and costs relating to increased complexity. Investments in marketing, technology and IT capabilities, including the multi-year ERP project, are initiatives to enable profitable growth. Margin for Growth Program savings in 2018 are estimated to be $80 million to $90 million, an increase of approximately $25 million versus previous estimates, driven by selling, general and administrative expense favorability. The company now expects to deliver towards the high end of the $150 million to $175 million Margin for Growth Program target by 2019.
The recently passed U.S. Tax Cuts and Jobs Act of 2017 will have a favorable impact on the company’s net income, earnings per share-diluted and cash flow. The company has continued to evaluate the details within this legislation, and as a result has updated its 2018 adjusted tax rate estimate to approximately 19% to 20%. Additionally, the company has decided to invest a portion of the cash benefit of U.S. tax reform in increased capital spending of $25 million. Total capital additions, including software, are now expected to be $355 million to $375 million. In 2018, the company adopted ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715). This requires an employer to report the service cost component of net benefit cost in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. Accordingly, the company has restated 2017 results for comparability purposes.

The company expects full-year 2018 reported earnings per share-diluted of $4.73 to $4.98, including items impacting comparability of approximately $0.45 to $0.60 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.30 to $0.40 per share-diluted, including Margin for Growth Program costs of $0.27 to $0.37 per share-diluted, and acquisition related costs of $0.15 to $0.20 per share-diluted.
The company expects full-year adjusted earnings per share-diluted of $5.33 to $5.43, an increase of 14% to 16% versus 2017. This includes accretion from the Amplify acquisition, the benefit of U.S. tax reform, and the impact of revising non-GAAP earnings in connection with the adoption of the GAAP pension accounting change (see “Supplement to the Earning Release” that follows related to Revised Pension Reporting). The revision in the company’s determination of non-GAAP earnings resulted in a 2017 net reduction of $0.07 to adjusted earnings per share-diluted, to $4.69.

Business Segment Results
The following are comments about segment performance for the first quarter of 2018 versus the year-ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,751.7 million in the first quarter of 2018, an increase of 4.4% versus the same period last year, including a 0.2 point benefit from foreign currency translation. The Amplify acquisition was a 3.8 point benefit, volume was a 1.8 point benefit, and net price realization was a 1.4 point headwind.
Total Hershey U.S. retail takeaway1 for the 12 weeks ended April 8, 2018, increased 10.2% in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores). Hershey’s U.S. candy, mint, and gum (CMG) retail takeaway for the 12 weeks ended April 8, 2018, in the MULO + C-Stores channels increased 10.7%, driven by the earlier Easter, resulting in a CMG market share loss of 30 basis points.
North America advertising and related consumer marketing increased on core confection brands but was offset by spend optimization and shifts within emerging brands, resulting in an overall decline of 5.7% in the first quarter of 2018 versus the same period last year. Gross margin pressures resulted in a segment income decline of 3.3% to $534.4 million in the first quarter of 2018, compared to $552.8 million in the first quarter of 2017.

The company’s core chocolate brands continue to perform well and our renewed investment in highly productive brands such as York, Payday, Almond Joy and Mounds is driving accelerated velocities and growth in the U.S. business. The Hershey’s Gold bar launch is off to a strong start and Reese’s Outrageous Bar will launch in May bringing excitement and innovation to the category.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
First-quarter 2018 net sales for Hershey’s International and Other segment increased 8.8% to $220.3 million, including a 2.4 point benefit from foreign currency translation. Volume was an 8.1 point benefit and net price realization was a 1.7 point headwind. Combined constant currency net sales growth in Mexico, Brazil and India was about 12%. As expected, the business in China continued to sequentially improve, resulting in a constant currency net sales increase of about 1% versus the year ago period. International and Other segment income of $17.7 million compared to segment income of $1.7 million in the first quarter of 2017.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the first quarter of 2018 was $124.0 million, an increase of $5.6 million versus the same period of 2017. The increase was driven by the Amplify acquisition and the multi-year implementation of the company’s ERP system.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on first-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, acquisition-related costs, long-lived asset impairment charges, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.
In conjunction with the adoption of ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715), in the first quarter of 2018, the company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, the company excluded from its non-GAAP results the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The company did not historically exclude from its non-GAAP results the non-service related components relating to its other post-retirement benefit plans. Starting with the first quarter of 2018, the company will continue to exclude from its non-GAAP results the portion of pension settlement and/or curtailment charges relating to company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. As a result of this change in the composition of the company's non-GAAP financial measures, the 2017 comparative information presented below provides the reconciliation of the revised non-GAAP measures, to their nearest comparable U.S. GAAP (reported) measures, which reflect the reclassifications required by the adoption of Topic 715. The revision in the company’s determination of non-GAAP earnings resulted in a reduction of $0.01 to adjusted earnings per share-diluted from $1.31 to $1.30 for the first quarter of 2017.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	April 1, 2018	April 2, 2017
		(Revised)
Reported gross profit	$974,060	$909,352
Derivative mark-to-market gains	(96,250)	(17,088)
Business realignment activities	2,214	490
Acquisition-related costs	4,962	—
Non-GAAP gross profit	$884,986	$892,754

Reported operating profit	$480,512	$197,237
Derivative mark-to-market gains	(96,250)	(17,088)
Business realignment activities	15,951	46,988
Acquisition-related costs	27,926	300
Long-lived asset impairment charges	—	208,712
Non-GAAP operating profit	$428,139	$436,149

Reported provision for income taxes	$98,512	$70,113
Derivative mark-to-market (gains) losses*	(8,941)	1,199
Business realignment activities*	3,827	11,471
Acquisition-related costs*	5,403	114
Long-lived asset impairment charges*	—	45,201
Non-GAAP provision for income taxes	$98,801	$128,098

Reported net income	$350,203	$125,044
Derivative mark-to-market gains	(87,309)	(18,287)
Business realignment activities	12,124	35,517
Acquisition-related costs	22,523	186
Long-lived asset impairment charges	—	163,511
Noncontrolling interest share of business realignment and impairment charges	456	(26,666)
Non-GAAP net income	$297,997	$279,305

Reported EPS - Diluted	$1.65	$0.58
Derivative mark-to-market gains	(0.41)	(0.09)
Business realignment activities	0.06	0.17
Acquisition-related costs	0.11	—
Long-lived asset impairment charges	—	0.76
Noncontrolling interest share of business realignment and impairment charges	—	(0.12)
Non-GAAP EPS - Diluted	$1.41	$1.30

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	April 1, 2018	April 2, 2017
		(Revised)
As reported gross margin	49.4%	48.4%
Non-GAAP gross margin (1)	44.9%	47.5%

As reported operating profit margin	24.4%	10.5%
Non-GAAP operating profit margin (2)	21.7%	23.2%

As reported effective tax rate	21.9%	41.6%
Non-GAAP effective tax rate (3)	24.9%	31.5%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended April 1, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	8.7%	4.9%	3.8%
Total North America segment	4.4%	0.2%	4.2%

International and Other segment
Mexico	16.4%	9.4%	7.0%
Brazil	8.2%	(3.9)%	12.1%
India	31.0%	4.8%	26.2%
Greater China	7.2%	6.3%	0.9%
Total International and Other segment	8.8%	2.4%	6.4%

Total Company	4.9%	0.5%	4.4%
We also present the percentage change in projected 2018 net sales on a constant currency basis.  To determine this, projected 2018 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2017 results translated into U.S. dollars using the same 2017 average monthly exchange rates.
Below is a reconciliation of projected 2018 and full-year 2017 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2018 (Projected)	2017
Reported EPS – Diluted	$4.73 - $4.98	$3.66
Derivative mark-to-market gains	—	(0.14)
Business realignment costs	0.30 - 0.40	0.25
Acquisition-related costs	0.15 - 0.20	—
Pension settlement charges relating to Company-directed initiatives	—	0.02
Long-lived asset impairment charges	—	0.87
Impact of U.S. tax reform	—	0.15
Noncontrolling interest share of business realignment and impairment charges	—	(0.12)
Adjusted EPS – Diluted	$5.33 - $5.43	$4.69
Our 2018 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   During the first quarter of 2018, business realignment charges related primarily to severance expenses and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the first quarter of 2018 include legal and consultant fees incurred to affect the Amplify acquisition, as well as other costs relating to the integration of the business. Costs incurred during the first quarter of 2017 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC (barkTHINS).

Long-Lived Asset Impairment Charges: During the first quarter of 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment that had been recorded in connection with the 2014 Shanghai Golden Monkey acquisition.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2017. All information in this press release is as of April 1, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the three months ended April 1, 2018 and April 2, 2017
(unaudited) (in thousands except per share amounts)

			First Quarter
			2018	2017

Net sales			$1,971,959	$1,879,678
Cost of sales			997,899	970,326
Gross profit			974,060	909,352

Selling, marketing and administrative expense			485,324	459,386
Long-lived asset impairment charges			—	208,712
Business realignment costs			8,224	44,017

Operating profit			480,512	197,237
Interest expense, net			29,339	23,741
Other (income) expense, net			1,942	5,135

Income before income taxes			449,231	168,361
Provision for income taxes			98,512	70,113

Net income including noncontrolling interest			350,719	98,248

Less: Net income (loss) attributable to noncontrolling interest			516	(26,796)
Net income attributable to The Hershey Company			$350,203	$125,044

Net income per share	- Basic	- Common	$1.71	$0.60
	- Diluted	- Common	$1.65	$0.58
	- Basic	- Class B	$1.55	$0.55

Shares outstanding	- Basic	- Common	150,114	152,313
	- Diluted	- Common	211,955	214,522
	- Basic	- Class B	60,620	60,620

Key margins:
Gross margin			49.4%	48.4%
Operating profit margin			24.4%	10.5%
Net margin			17.8%	6.7%

The Hershey Company
Supplementary Information – Segment Results
for the three months ended April 1, 2018 and April 2, 2017
(unaudited) (in thousands of dollars)

	First Quarter
	2018	2017	% Change
Net sales:
North America	$1,751,688	$1,677,146	4.4%
International and Other	220,271	202,532	8.8%
Total	$1,971,959	$1,879,678	4.9%

Segment income:
North America	$534,426	$552,759	(3.3)%
International and Other	17,680	1,723	926.1%
Total segment income (1)	552,106	554,482	(0.4)%
Unallocated corporate expense (2)	123,967	118,333	4.8%
Mark-to-market adjustment for commodity derivatives (3)	(96,250)	(17,088)	463.3%
Long-lived asset impairment charges	—	208,712	NM
Costs associated with business realignment initiatives	15,951	46,988	(66.1)%
Acquisition-related costs	27,926	300	9,208.7%
Operating profit	480,512	197,237	143.6%
Interest expense, net	29,339	23,741	23.6%
Other (income) expense, net	1,942	5,135	(62.2)%
Income before income taxes	$449,231	$168,361	166.8%

(1) Segment income for the three months ended April 2, 2017 have been revised to conform to the current definition of segment income, which has been updated for the exclusion of certain pension-related costs.
(2) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(3) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	First Quarter
	2018	2017
Segment income as a percent of net sales:
North America	30.5%	33.0%
International and Other	8.0%	0.9%

The Hershey Company
Consolidated Balance Sheets
as of April 1, 2018 and December 31, 2017
(in thousands of dollars)

Assets	2018	2017
	(unaudited)
Cash and cash equivalents	$476,434	$380,179
Accounts receivable - trade, net	614,295	588,262
Inventories	782,460	752,836
Prepaid expenses and other	397,307	280,633

Total current assets	2,270,496	2,001,910

Property, plant and equipment, net	2,119,016	2,106,697
Goodwill	1,645,274	821,061
Other intangibles	1,032,848	369,156
Other assets	262,095	251,879
Deferred income taxes	3,069	3,023

Total assets	$7,332,798	$5,553,726

Liabilities and Stockholders' Equity

Accounts payable	$519,988	$523,229
Accrued liabilities	623,709	676,134
Accrued income taxes	12,263	17,723
Short-term debt	2,246,485	559,359
Current portion of long-term debt	303,062	300,098

Total current liabilities	3,705,507	2,076,543

Long-term debt	2,059,934	2,061,023
Other long-term liabilities	435,186	438,939
Deferred income taxes	142,516	45,656

Total liabilities	6,343,143	4,622,161

Total stockholders' equity	989,655	931,565

Total liabilities and stockholders' equity	$7,332,798	$5,553,726

The Hershey Company
Supplement to the Earnings Release
Revised Pension Reporting
for the quarters of 2017 and years ended December 31, 2017, 2016 and 2015

In the first quarter of 2018, the company adopted Accounting Standards Update (ASU) No. 2017-07, Compensation-Retirement Benefits (Topic 715). This ASU requires the company to report only the service cost component of net benefit cost relating to its pension and other post retirement benefit plans in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost (including the interest cost, expected return on plan assets, amortization of prior service cost (credit), amortization of net loss (gain), and settlement and curtailment charges, which are typically driven by nonrecurring events such as business realignment activities or plan closures) are required to be presented in the income statement separately from the service cost component and outside of the subtotal of income from operations. As a result, the company is presenting these other components of its net benefit cost within the Other expense (income) caption, including reclassification of amounts presented for the prior year comparative periods, as required by the ASU. The impact of these reclassifications on the company's U.S. GAAP (as reported) results for the quarters of 2017 and years ended December 31, 2017, 2016 and 2015 is as follows:

(In thousands, unaudited)	2017				For the years ended December 31,
(Decrease) increase:	Q1	Q2	Q3	Q4	2017	2016	2015
Cost of sales	$(2,792)	$(2,637)	$(2,714)	$(2,714)	$(10,857)	$(11,648)	$(3,880)
Gross profit	2,792	2,637	2,714	2,714	10,857	11,648	3,880
Selling, marketing and administrative expense	(2,514)	(2,514)	(19,730)	(3,153)	(27,911)	(24,073)	(23,947)
Business realignment costs	—	—	—	—	—	(13,669)	(10,178)
Operating profit	5,306	5,151	22,444	5,867	38,768	49,390	38,005
Other expense (income)	5,306	5,151	22,444	5,867	38,768	49,390	38,005
Income before income taxes	$—	$—	$—	$—	$—	$—	$—

In conjunction with the adoption of Topic 715 in the first quarter of 2018, the company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, in deriving its non-GAAP results, the company excluded the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The company did not historically exclude from its non-GAAP results the non-service related components relating to its other post retirement benefit plans. Starting with the first quarter of 2018, the company will continue to exclude from its non-GAAP results only that portion of pension settlement and/or curtailment charges relating to company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments.

As a result of this change in the composition of the company's non-GAAP financial measures, the following unaudited schedules provide the reconciliation of the revised non-GAAP measures to their nearest comparable U.S. GAAP (reported) measures, which reflect the reclassifications required by the adoption of Topic 715, as presented above.

Reconciliation of Certain Non-GAAP Financial Measures - Updated for Revised Pension Reporting
Consolidated results	2017				For the years ended December 31,
In thousands except per share data	Q1	Q2	Q3	Q4	2017	2016	2015
Reported gross profit	$909,352	$765,847	$942,936	$837,241	$3,455,376	$3,169,539	$3,386,555
Derivative mark-to-market (gains) losses	(17,088)	11,556	(21,954)	(7,806)	(35,292)	163,238	—
Business realignment activities	490	5,772	213	(1,328)	5,147	58,106	8,801
Acquisition-related costs	—	—	—	—	—	—	7,308
Non-GAAP gross profit	$892,754	$783,175	$921,195	$828,107	$3,425,231	$3,390,883	$3,402,664

Reported operating profit	$197,237	$320,492	$461,464	$334,216	$1,313,409	$1,255,173	$1,075,764
Derivative mark-to-market (gains) losses	(17,088)	11,556	(21,954)	(7,806)	(35,292)	163,238	—
Business realignment activities	46,988	14,454	8,257	(340)	69,359	93,902	110,797
Acquisition-related costs	300	11	—	—	311	6,480	20,899
Goodwill and other long-lived asset impairment charges	208,712	—	—	—	208,712	4,204	280,802
Non-GAAP operating profit	$436,149	$346,513	$447,767	$326,070	$1,556,499	$1,522,997	$1,488,262

Reported provision for income taxes	$70,113	$78,390	$126,788	$78,840	$354,131	$379,437	$388,896
Derivative mark-to-market (gains) losses	1,199	(847)	(3,078)	(2,020)	(4,746)	20,500	—
Business realignment activities	11,471	5,836	1,381	(351)	18,337	13,957	37,791
Acquisition-related costs	114	4	—	—	118	2,456	8,264
Pension settlement charges relating to Company-directed initiatives	—	—	4,148	—	4,148	5,181	3,857
Goodwill and other long-lived asset impairment charges	45,201	(7,227)	(8,710)	(5,972)	23,292	1,157	—
Impact on U.S. tax reform	—	—	—	(32,467)	(32,467)	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	10,736
Gain on sale of trademark	—	—	—	—	—	—	(3,652)
Non-GAAP provision for income taxes	$128,098	$76,156	$120,529	$38,030	$362,813	$422,688	$445,892

Reported net income	$125,044	$203,501	$273,303	$181,133	$782,981	$720,044	$512,951
Derivative mark-to-market (gains) losses	(18,287)	12,403	(18,876)	(5,786)	(30,546)	142,738	—
Business realignment activities	35,517	8,618	6,876	11	51,022	79,945	73,006
Acquisition-related costs	186	7	—	—	193	4,024	14,196
Pension settlement charges relating to Company-directed initiatives	—	—	6,796	—	6,796	8,488	6,321
Settlement of Shanghai Golden Monkey liability	—	—	—	—	—	(26,650)	—
Goodwill and other long-lived asset impairment charges	163,511	7,227	8,710	5,972	185,420	3,047	280,802
Impact on U.S. tax reform	—	—	—	32,467	32,467	—	—
Noncontrolling interest share of business realignment and impairment charges	(26,666)	(1,296)	(5)	1,172	(26,795)	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	17,591
Gain on sale of trademark	—	—	—	—	—	—	(6,298)
Non-GAAP net income	$279,305	$230,460	$276,804	$214,969	$1,001,538	$931,636	$898,569

Reconciliation of Certain Non-GAAP Financial Measures - Updated for Revised Pension Reporting
Consolidated results	2017				For the years ended December 31,
In thousands except per share data	Q1	Q2	Q3	Q4	2017	2016	2015
Reported EPS - Diluted	$0.58	$0.95	$1.28	$0.85	$3.66	$3.34	$2.32
Derivative mark-to-market (gains) losses	(0.09)	0.06	(0.08)	(0.03)	(0.14)	0.66	—
Business realignment activities	0.17	0.04	0.03	0.01	0.25	0.38	0.33
Acquisition-related costs	—	—	—	—	—	0.02	0.05
Pension settlement charges relating to Company-directed initiatives	—	—	0.02	—	0.02	0.04	0.03
Settlement of Shanghai Golden Monkey liability	—	—	—	—	—	(0.12)	—
Goodwill and other long-lived asset impairment charges	0.76	0.04	0.04	0.03	0.87	0.01	1.28
Impact on U.S. tax reform	—	—	—	0.15	0.15	—	—
Noncontrolling interest share of business realignment and impairment charges	(0.12)	(0.01)	—	0.01	(0.12)	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	0.09
Gain on sale of trademark	—	—	—	—	—	—	(0.03)
Non-GAAP EPS - Diluted	$1.30	$1.08	$1.29	$1.02	$4.69	$4.33	$4.07